Exhibit 99.1

September 11, 2009

Dear Shareholder:

Uwharrie Capital Corp and its family of companies were founded on the premise that an essential component of a vibrant local economy is a strong community bank that provides vital financial services to the communities we serve. The value of our founding mission has become more evident in this, a year that has been challenging for our customers and the communities we serve. While no one is immune to the economic difficulties that are occurring, we remain focused on the basics of our continuing strategy of building long-standing relationships, providing personal service to our customers, supporting our communities and making credit available to help our local economies grow and prosper.

The solid foundation we have created is more important than ever as we continue to maneuver through what has become the worst financial crisis in recent times. Uwharrie Capital Corp remains safe, sound and capital strong and we are well positioned to continue to face the challenges of these uncertain times. The Company’s capital ratios remain “Well Capitalized” as defined by regulators with total risk based capital at 14.6% as of June 30, 2009. We as Americans are resilient. We as community bankers are resilient. Generally, community banks did not participate in creating financial and economic problems we face today, but we can be part of the solution….and we plan to be.

The overall operation of our business remains solid and we are pleased with our year-to-date performance in light of the current state of the economy. Earnings before non-recurring items was $1.8 million for the six month period ended June 30, 2009 compared to $1.5 million for the same period last year. Net income available to shareholders was $1.2 million for the current six month period. The earnings results as of June 30, 2009 included the impact of a special mandated FDIC assessment accrued in the second quarter that was levied on all financial institutions and the payment of dividends on preferred stock issued by the Company.

The Company’s primary source of income, net interest income, was $8.5 million, as compared with $7.8 million during the six months for the prior year, resulting in an increase of $688 thousand, or 8.84%. Non-interest income increased significantly as consumers continued to respond to our hassle-free mortgage application process, competitive rates and the assurance that we service the loans we make. Mortgage origination income increased $1.8 million from the same period last year.

We remain committed to our community banking philosophy—handling deposits for our customers and making loans to individuals, families and businesses within the communities of our market. Strategically, we believe this is how we continue to build on the strength of our organization and provide long-term value to our customers, shareholders and the communities we serve. Total assets ended the quarter at $463.8 million, up 9.3% compared to assets of $424.2 million at June 30, 2008. Loans increased to $344.7 million from $336.7 million, up 2.4%, and deposits increased to 371.8 million from $335.1 million, up 11.0%.

While we are optimistic for the rest of the year, there is no question that we will continue to be impacted by the uncertainty in our national economy. Although we see signs that economic conditions are improving, few economists are predicting a rapid recovery. We believe that our nation will certainly recover from this economic downturn and when it does, local community financial institutions such as Uwharrie Capital Corp will lead the recovery. We know that as a community banking organization, we are in a unique position to serve our customers and to continue to guide them to a brighter financial future. It’s a great story to tell and you, our shareholders and friends, continue to be our most important ambassadors.

Thank you for your continued support and the confidence you have placed in us. Together, we are making a difference.

Sincerely yours,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	June 30, 2009	June 30, 2008
Assets
Cash and due from banks	$10,557	$14,966
Investment securities available for sale	74,650	48,748
Federal funds sold	—	—
Loans held for sale	2,922	1,919
Loans held for investment	344,721	336,735
Less: Allowance for loan losses	4,732	3,657

Net loans held for investment	339,989	333,078

Interest receivable	1,987	1,925
Premises and equipment, net	12,863	9,323
Federal Home Loan Bank stock	3,147	2,369
Bank-owned life insurance	5,608	5,411
Goodwill	987	987
Other assets	11,126	5,442

Total assets	$463,836	$424,168

Liabilities
Deposits:
Demand, noninterest-bearing	$47,206	$46,362
Interest checking and money market accounts	118,932	110,454
Savings accounts	32,128	26,947
Time deposits, $100,000 and over	70,837	56,723
Other time deposits	102,681	94,616

Total deposits	371,784	335,102

Interest payable	487	538
Short-term borrowed funds	14,642	20,251
Long-term debt	30,648	34,195
Other liabilities	3,051	2,004

Total liabilities	420,612	392,090

Shareholders’ Equity
Preferred Stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	—
500 shares of series B issued and outstanding	500	—
Discount on preferred stock	(450)	—
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,407,851 shares, respectively. Book value per share $4.37 in 2009 and $4.20 in 2008. (1)	9,492	9,259
Additional paid-in capital	14,028	13,398
Unearned ESOP compensation	(701)	(769)
Undivided profits	11,214	10,540
Accumulated other comprehensive income (loss)	(859)	(350)

Total shareholders’ equity	43,224	32,078

Total liabilities and shareholders’ equity	$463,836	$424,168

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3% stock dividend in 2008.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands except share and per share data)	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$5,218	$5,669	$10,593	$11,638
Interest on investment securities	940	663	1,915	1,332
Other interest income	24	18	43	43

Total interest income	6,182	6,350	12,551	13,013

Interest Expense
Interest paid on deposits	1,557	1,975	3,165	4,280
Interest on borrowed funds	439	454	918	953

Total interest expense	1,996	2,429	4,083	5,233

Net Interest Income	4,186	3,921	8,468	7,780
Provision for loan losses	196	171	568	257

Net interest income after provision for loan losses	3,990	3,750	7,900	7,523

Noninterest Income
Service charges on deposit accounts	567	537	1,135	1,067
Other service fees and commissions	575	754	1,032	1,502
Gain (loss) on sale of securities	20	—	(20)	—
Loss on nonmarketable securities	—	—	(172)	—
Total other-than-temporary impairment loss	(1,855)	—	(1,855)	—
Portion of loss recognized in other comprehensive income	1,651	—	1,651	—

Net impairment recognized in earnings	(204)	—	(204)	—
Income from mortgage loan sales	1,131	357	2,567	798
Other income	84	279	164	459

Total noninterest income	2,173	1,927	4,502	3,826

Noninterest Expense
Salaries and employee benefits	2,886	2,664	5,759	5,301
Occupancy expense	242	236	487	459
Equipment expense	180	156	361	296
Data processing	198	204	389	392
Other operating expenses	1,775	1,272	3,164	2,607

Total noninterest expense	5,281	4,532	10,160	9,055

Income before income taxes	882	1,145	2,242	2,294
Provision for income taxes	259	373	714	747

Net Income	$623	$772	$1,528	$1,547

Net Income	$623	$772	$1,528	$1,547
Dividends - preferred stock	(160)	—	(322)	—

Net income available to common shareholders	$463	$772	$1,206	$1,547

Net Income Per Common Share (1)
Basic	$0.06	$0.10	$0.16	$0.21
Assuming dilution	$0.06	$0.10	$0.16	$0.21
Weighted Average Common Shares Outstanding (1)
Basic	7,472,003	7,448,825	7,469,905	7,469,496
Assuming dilution	7,472,003	7,481,095	7,469,905	7,512,109